Filed pursuant to Rule 433
Registration Statement Nos. 333-157883 and 333-149742
August 13, 2009

MarkWest Energy Partners, L.P.
Pricing Sheet—August 13, 2009

5,300,000 Common Units Representing Limited Partner Interests

This free writing prospectus relates only to the securities described below and should be read together with the preliminary prospectus dated August 12, 2009, the prospectus dated June 3, 2008 and the prospectus dated March 12, 2009 relating to these securities.

Units Offered:	5,500,000 common units consisting of:
(i) 5,200,000 common units offered by the Partnership; and
(ii) 300,000 common units offered by the selling unitholder
Offering price:	$20.95 per common unit
Option to purchase additional units:	825,000 additional common units offered by the Partnership (30 days)
Proceeds, net of underwriting discounts, commissions and offering expenses payable by Issuer:	$104,192,680 to the Partnership (excluding option to purchase additional common units) or $120,747,048 to the Partnership (including exercise of option to purchase additional common units)
$6,019,770 to the selling unitholder
Trade Date:	August 13, 2009
Settlement Date:	August 18, 2009
Issuer Symbol:	MWE
Exchange:	NYSE
CUSIP:	570759100
Joint Book-Running Managers:	Morgan Stanley & Co. Incorporated
UBS Securities LLC
Co-Manager:	RBC Capital Markets Corporation

MarkWest Energy Partners, L.P. has filed registration statements (each including a prospectus) on Form S-3 with the Securities and Exchange Commission (SEC) for the offering to which this communication relates. Before you invest, you should read the prospectus supplement to the prospectuses in such registration statements and other documents the issuer has filed with the SEC for more complete information about MarkWest Energy Partners, L.P. and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectuses and the related prospectus supplement if you request them by calling Morgan Stanley & Co. Incorporated at 1-866-718-1649 or UBS Securities LLC at 1-888-827-7275.